As filed with the Securities and Exchange Commission on August 8, 2025

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

______________________

Aura Minerals Inc.

(Exact Name of Registrant as Specified in Its Charter)

British Virgin Islands	1000	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

c/o Aura Technical Services Inc.

3390 Mary St,

Suite 116, Coconut Grove,

Florida, 33133, United States

+ 1 (305) 239-9332

Aura Minerals Inc. Omnibus Incentive Plan

Aura Minerals Inc. Share Option Plan

(Full Title of the Plans)

c/o Aura Technical Services Inc.

3390 Mary St,

Suite 116, Coconut Grove,

Florida, 33133, United States

+1 (305) 239-9332

(Name, Address and Telephone of Agent For Service)

______________________

Copies to:

Manuel Garciadiaz

Adam Kaminsky

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

(212) 450-4000

______________________

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

INTRODUCTORY STATEMENT

This Registration Statement on Form S-8 (the “Registration Statement”) is prepared to register the issuance of (i) up to 2,205,411 common shares, no par value (“Shares”) of Aura Minerals Inc., a company registered in the British Virgin Islands (the “Registrant”), that are reserved for issuance under the Aura Minerals Inc. Omnibus Incentive Plan (the “Omnibus Plan”), (ii) up to 448,398 Shares that are reserved for issuance upon the exercise of existing stock options granted under the Omnibus Plan and (iii) up to 1,052,594 Shares that are reserved for issuance upon the exercise of existing stock options granted under the Aura Minerals Inc. Share Option Plan (the “Option Plan”).

PART I

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8 instructions. The documents containing the information specified in Part I have been delivered to the participants in the Omnibus Plan and the Option Agreements as required by Rule 428(b)(1).

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	the Registration Statement on Form F-1, Amendment No. 5, filed with the Commission on July 14, 2025 (Registration No. 333-287864) (the “Form F-1”), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b)	the Registrant’s prospectus filed with the Commission on July 16, 2025 pursuant to Rule 424(b) under the Securities Act relating to the Form F-1;

(c)	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the filing of the Registrant’s Registration Statement referred to in (a) above; and

(d)	the description of the Registrant’s Shares contained in the Registrant’s Registration Statement on Form 8-A (Registration No. 001-42744) filed with the Commission on July 14, 2025, including any amendments or reports filed for the purpose of updating such description.

All other documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold and, to the extent designated therein, reports filed with the Commission on Form 6-K, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents, except as to specific sections of such documents as set forth therein.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s Articles of Association provide that directors and executive officers of the company shall be indemnified by the company for any reasonable expenses incurred and for any loss or damage suffered in connection with any action, lawsuit or proceeding to which they have been a party as a result of their position as director or executive officer, to the extent that such director or executive officer acted honestly and in good faith and, in the case of criminal or administrative proceedings, the relevant director or executive officer had reasonable grounds to believe that their conduct was lawful. The Registrant maintains liability insurance which insure our directors and officers against liability which he or she may incur in his or her capacity as such.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Exhibit
4.1	Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 3.1 of the Form F-1).
5.1	Opinion of Harney Westwood & Riegels (BVI) LP, British Virgin Islands counsel of Aura Minerals Inc., as to the validity of the common shares (filed herewith).
23.1	Consent of KPMG Auditores Independentes Ltda., Independent Registered Public Accounting Firm (filed herewith).
23.2	Consent of Grant Thornton Auditores Independents Ltda, Independent Registered Public Accounting Firm (filed herewith).
23.3	Consent of Harney Westwood & Riegels (BVI) LP (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of this Registration Statement).
99.1	Aura Minerals Inc. Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 of the Form F-1)
99.2	Aura Minerals Inc. Share Option Plan (filed herewith).
107	Filing Fee Table (filed herewith)

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Coconut Grove, Florida, on this 8th day of August, 2025.

Aura Minerals Inc.

/s/ Rodrigo Barbosa
Name:	Rodrigo Barbosa
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of Registrant do hereby constitute and appoint Rodrigo Barbosa and João Kleber Cardoso, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Rodrigo Barbosa	Chief Executive Officer (Principal Executive Officer)	August 8, 2025
Rodrigo Barbosa /s/ João Kleber Cardoso	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 8, 2025
João Kleber Cardoso /s/ Paulo Carlos de Brito	Chairman / Director	August 8, 2025
Paulo Carlos de Brito /s/ Stephen Keith	Director	August 8, 2025
Stephen Keith /s/ Bruno Mauad	Director	August 8, 2025
Bruno Mauad /s/ Pedro Turqueto	Director	August 8, 2025
Pedro Turqueto /s/ Paulo Carlos de Brito Filho	Director	August 8, 2025
Paulo Carlos de Brito Filho /s/ Richmond Lee Fenn	Director	August 8, 2025
Richmond Lee Fenn

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of Aura Minerals Inc. in the United States, has signed this registration statement on August 8, 2025.

Authorized U.S. Representative – Aura Technical Services Inc.

By: /s/ Rodrigo Velazquez
Name:	Rodrigo Velazquez
Title:	Authorized Representative in the United States